Exhibit 99.1

SRI/Surgical Express, Inc.

12425 Race Track Road

Tampa, Florida 33626

January 12, 2005

James T. Boosales

2145 Glenbrook Close

Palm Harbor, FL 34683

Re:	SRI/Surgical Express, Inc. (the “Company”) – Consulting Arrangement

Dear Jim:

This letter agreement confirms the terms on which you provided, from September 24, 2004, through December 31, 2004, consulting services to the Company on an interim basis during the Company’s search for a new Chief Executive Officer.

Your consulting services to the Company involved assisting with the daily management of the Company under the direction of the Executive Committee of the Company’s Board of Directors. For your services, the Company will pay you a consulting fee of $15,000.00. You acknowledge being paid separately for time you spent discharging your normal duties as a member of the Company’s Board of Directors.

Your relationship with the Company in connection with these consulting services was that of an independent contractor, not an employee, and therefore, no employee benefits were or are be available to you in connection with this consulting arrangement. You assume full responsibility for the payment and reporting of all state and federal taxes and other contributions imposed or required under unemployment, social security, or income tax laws with respect to your rendition of consulting services to the Company. This letter agreement constitutes the final and complete understanding of you and SRI with respect to the matters addressed in it and supersedes any prior or contemporaneous agreement, representation, or understanding, oral or written, by you and/or SRI.

Please confirm your agreement to these terms by executing this letter where indicated below.

SRI/SURGICAL EXPRESS, INC.

By:	/s/ N. John Simmons, Jr.
N. John Simmons, Jr., Chairman

Acknowledged and agreed to by:

/s/ James T. Boosales
JAMES T. BOOSALES